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Exhibit 10.7

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amended and Restated EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 2nd day of December, 1999 (the "Effective Date"), by and between Arbinet Holdings, Inc., a Delaware corporation (the "Company") and Alex Mashinsky, the founder of the Company (the "Founder").

                              W I T N E S S E T H:

      WHEREAS, the Company and Founder entered into that certain Employment Agreement dated February 1, 1998, as amended on April 9, 1999 (the "Original Agreement").

      WHEREAS, the Company and Founder desire to amend and to restate the Original Agreement on the terms set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

      1. Employment: Term. The Company hereby employs Founder, and Founder hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein. The term of this Agreement shall commence on the date hereof and, unless earlier terminated in accordance with
Section 5 hereof shall terminate on December 2, 2001 (the "Term"). This Agreement and the Term may be extended for one or more additional annual periods by written agreement signed by Founder and the Company prior to the end of the Term.

      2. Employment.

            (a) Founder shall serve as the Vice-Chairman of the board of directors (the "Board") of the Company; have the titles of Vice-Chairman and "Founder" and shall report to the Chief Executive Officer of the Company. The Company will use its commercially reasonable efforts to cause the Founder to be elected to the Board. If so elected, and if Founder is not otherwise receiving compensation from the Company, Founder shall receive the same compensation and benefits as the Company may provide to other members of the Board who are not executive officers of the Company. In addition, at the request of the Company, the Founder shall serve on any advisory board or similar advisory body as may be established by the Company from time to time.

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            (b) Founder shall have only such authority and responsibility as may reasonably be assigned by the Chief Executive Officer of the Company (consistent with this Agreement), which may include but not be limited to, at the direction of the Chief Executive Officer of the Company, the Founder's participation in any management or "road show" presentation of the Company in connection with any public offering of the Company's securities or the sale of the Company. For the avoidance of doubt, unless otherwise required by the Chief Executive Officer of the Company, Founder shall not be required to, nor shall Founder, have day-to-day operational or management responsibilities or the authority to bind the Company; rather, Founder shall serve as the Company's chief architect and advise the Chief Executive Officer regarding the Company's strategic business plan.

            (c) From the Effective Date, until the earlier of the date which is
(i) nine (9) months from the Effective Date and (ii) two (2) months immediately following the closing of any initial public offering ("IPO") of the Company's equity securities (such earlier date being the "Milestone Date"), Founder shall devote his full business and professional time to the business and affairs of the Company.

            (d) From and after the Milestone Date, Founder shall devote an amount of his business and professional time to the business and affairs of the Company as is necessary for Founder to fulfill his obligations under this Agreement; provided that Founder shall devote at least 60% (or such greater amount as may be reasonably requested by the Chief Executive Officer of the Company) of his business and professional time to the business and affairs of the Company.

            (e) Founder shall be employed at the Company's principal place of business, located in New York, New York and the Company shall provide the Founder with an office and administrative support, including a full-time assistant at the Company's place of business. Performance of Founder's duties hereunder may require travel from time-to-time. Apart from such travel, Founder will not be required to work outside of New York City.

      3. Compensation.

            (a) From the Effective Date, until the date which is the first anniversary of the Effective Date (the "First Anniversary"), Company shall pay Founder salary compensation ("Salary") at a rate of $200,000 per annum (the "Annual Rate"), payable semi-monthly and subject to all legally required withholdings.

            (b) From and after the First Anniversary, the Company shall pay Founder Salary at the Annual Rate pro rated, to reflect the amount of business and professional time devoted by Founder to the business and affairs of the Company during such period, as may be required by the Chief Executive Officer of the Company provided that in no event will the Founder's Salary be below $120,000 per year.


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            (c) Founder shall be entitled to participate in any other
compensation or bonus, including stock option and equity incentive, plans the Company makes generally available to its senior executives in accordance with the terms of such plans and subject to the (i) the sole discretion of the Board of Directors of the Company; and (ii) the Company's right to at any time amend or terminate any such plan or program.

      4. Benefits.

            (a) The Company agrees to reimburse Founder for all reasonable and necessary travel, business entertainment and other business expenses reasonably incurred by Founder in connection with the performance of his duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Founder of vouchers in accordance with the Company's standard procedures.

            (b) Founder shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, and other benefit plans which are made generally available by the Company to its most senior executives, which the Company, in its sole discretion, may at any time amend or terminate. Employee shall be entitled to receive an annual paid vacation of four calendar weeks each year during the Term and paid holidays made available pursuant to the Company's policy to all employees of the Company.

            (c) Founder shall be indemnified by the Company in accordance with the Company's policies applicable to the Company's officers and/or directors.

            (d) Founder is the holder of 2,059,214.35 shares of the Company's common stock (the "Shares") which are subject to a right (the "Repurchase Right") of repurchase by the Company for a price of one cent ($.01) per Share in the event Founder's employment with the Company is terminated by the Company for Cause (as defined below) or by the Founder. The price per share under the Repurchase Right shall be adjusted to take into account any intervening stock split, recapitalization, extraordinary distribution, or other transaction affecting the capital structure of the Company from and after the Effective Date. The Repurchase Right will lapse (i) as to 1/28th of the Shares on each one-month anniversary of the date hereof and (ii) as to 100% of the Shares in the event that Founder's employment with the Company is terminated for Good Reason (as defined below). Founder shall not be entitled to vote any Shares which are subject to the Repurchase Right and, if requested by the Company, Founder shall exercise a written proxy in favor of the Company with respect to such Shares. Notwithstanding the foregoing, in the event that the Founder breaches any of the provisions contained in Section 7 hereof during the Covered Time, the Company shall have the right, at its option, exercisable by ten (10) days written notice by the Company to Founder, to exercise the Repurchase Right with respect to all of the Shares. During the Term and the Covered Time (as defined below in Section 7(a)(i)), the Founder shall not sell, assign, pledge, encumber or otherwise transfer any of the Shares without the prior written consent of the Board. Notwithstanding the foregoing, the Repurchase Right shall


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terminate upon the occurrence of a "change of control." For purposes hereof, a
"change of control" shall have occurred if the Company consummates (a) a merger or consolidation of the Company with any other company (other than a wholly-owned subsidiary of the Company), other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (ii) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction), (b) the sale of all or substantially all of the voting securities of the Company in a single transaction or a series of related transactions; or (c) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      5. Termination. Founder's employment hereunder may be terminated prior to the end of the Term under the following circumstances:

            (a) Death. Founder's employment hereunder shall terminate upon Founder's death.

            (b) Total Disability. The Company may terminate Founder's employment hereunder at any time after Founder becomes "Totally Disabled". For purposes of this Agreement, Founder shall be "Totally Disabled" as of the date Founder becomes unable to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment as determined by a physician chosen by the Company. Such termination shall become effective five days after the Company gives notice of such termination to Founder, or to his spouse or legal representative, in accordance with Section 10 below.

            (c) Termination by the Company for Cause. The Company may terminate Founder's employment hereunder for Cause at any time after providing written notice to Founder. For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) the willful and continued failure or refusal of Founder to perform Founder's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) perpetration of an intentional and knowing fraud against or affecting the Company or any customer, client, agent, or employee thereof; (iii) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Founder's reputation or business relationships; (iv) conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, fraud, dishonesty or moral turpitude; or (v) the breach of any covenant set forth in Section 7, provided, however, that, if the termination for Cause occurs under clauses (i), (iii) or (v) of the definition of "Cause", such termination shall not be effective unless Founder is given not less than ten days' advance written notice of


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such termination, specifying in reasonable detail the grounds for termination, and fails to cure such grounds for termination within such 30-day period.

            (d) Termination by Founder for Good Reason. Founder may terminate his employment hereunder if (i) the Company materially breaches this Agreement or (ii) the Company effects a material diminution of Founder's title or duties, as specified in Section 2 of this Agreement, and the Company fails to cure such breach or material diminution within thirty (30) days after Founder gives the Company written notice setting forth in reasonable detail the nature of such breach or diminution.

            (e) Termination by Founder. Founder may terminate his employment hereunder for any reason or no reason by providing sixty (60) days prior written notice to the Company, provided that the Company may, in its sole discretion, reduce or eliminate such notice period.

      6. Compensation Following Termination Prior to End of the Term. In the event that Founder's employment hereunder is terminated prior to the end of the Term, Founder shall be entitled only to the following compensation and benefits upon such termination:

            (a) Termination by Reason of Death or Total Disability. In the event that Founder's employment is terminated prior to the expiration of the Term by reason of Founder's death or Total Disability pursuant to Section 5(a) or 5(b), the Company shall pay the following amounts to Founder (or Founder's spouse or estate, as the case may be):

                  (i) any accrued but unpaid Salary (as determined pursuant to
            Section 3) and any bonus which the Board has declared to be paid to Founder for periods ending before the date of termination but which remains unpaid at the time of termination;

                  (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a); and

                  (iii) any vacation accrued to the date of termination.

            (b) Termination by the Company for Cause: Termination by Founder Without Cause. In the event that Founder's employment is terminated by the Company for Cause or by the Founder without Cause pursuant to Section 5(e), the Company shall pay the following amounts to Founder:

                  (i) any accrued but unpaid Salary (as determined pursuant to
            Section 3) and any bonus which the Board has declared to be paid to Founder for periods ending before the date of termination but which remains unpaid at the time of termination;


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                  (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a); and

                  (iii) any vacation accrued to the date of termination.

            (c) Termination by Founder for Good Reason. In the event that Founder's employment is terminated by the Company without Cause or by Founder for good reason pursuant to Section 5(d), the Company shall pay the following amounts to Founder:

                  (i) any accrued but unpaid Salary (as determined pursuant to
            Section 3);

                  (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a);

                  (iii) any vacation accrued to the date of termination; and

                  (iv) continued payment of the Salary (as determined under
            Section 3), at the rate in effect on the day of such termination, for twelve (12) months or until the expiration of the Term, whichever is earlier. Such payments shall be made in accordance with the Company's standard payroll practices then in effect. Founder shall not be entitled to any payment under this paragraph (iv) if he is or has at any time been in breach of any covenant contained in
            Section 7 hereof. The benefits to which Founder may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 4(b) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements, except that the Company shall, with respect to any major medical and all other health, accident, or disability plans for which Founder, or his spouse or legal representative, elects continuation in accordance with COBRA, be responsible for payment of premiums related to the maintenance of such plans for a period of ninety (90) days following termination.

            (d) No Other Benefits or Compensation. Except as may be provided under this Agreement or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Founder at the time of the termination of Founder's employment prior to the end of the Term, Founder shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination or resignation.


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      7. Noncompetition: Nonsolicitation; Outside Business Activities;
Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

            (a) Noncompetition: Nonsolicitation.

                  (i) Founder acknowledges and recognizes the highly competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders him special and unique within the Company's industry. In consideration of the payment by the Company to Founder of amounts that may hereafter be paid to Founder pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 6 hereof), Founder agrees that during the period commencing on the Effective Date and ending on the later of (A) the date which is twelve (12) months after the expiration of the Term (and any extensions or renewals thereof) and
            (B) the second anniversary of the Effective Date (such later period being the "Covered Time"), without the prior written consent of the Company, Founder will not compete with any business the Company is then conducting or which is covered in a written proposal or business plan existing on the Date of Termination and will not engage, directly or indirectly, in any business that relies upon, utilizes, attempts to re-create, or otherwise relates to the products, applications, programs, or proprietary process utilized by the Company, any patent, trademark, copyright or other intellectual property obtained by or sought to be obtained by the Company, or any proprietary software utilized by the Company (each such activity, a "Competing Activity").

                  (ii) In further consideration of the payment by the Company to
            Founder of amounts that may hereafter be paid to Founder pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 6 hereof). Founder agrees that during the Term (including any extensions thereof) and during the Covered Time he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to terminate his, her or its relationship with the Company; (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of any other person or entity (including the Founder or any person or entity owned or controlled by Founder); or (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company with respect to any product or service being furnished, made, sold or leased by the Company or proposed to be furnished, made, sold or leased by the


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            Company and which is covered in a written proposal or business plan by the Company.

                  (iii) During the Covered Time, Founder agrees that upon the earlier of Founder's (a) negotiating with any Competitor (as defined below) concerning the possible employment of Founder by the Competitor, (b) receiving an offer of employment from a Competitor or (c) becoming employed by a Competitor, Founder will (x) immediately provide notice to the Company of such circumstances and
            (y) provide copies of Section 7 of this Agreement to the Competitor. Founder further agrees that the Company may provide notice to a Competitor of Founder's obligations under this Agreement, including without limitation Founder's obligations pursuant to Section 7 hereof. For purposes of this Agreement, "Competitor" shall mean any entity (other than the Company) that engages, directly or indirectly, in software development for any telephony related or carrier related business.

                  (iv) Founder understands that the provisions of this Section
            7(a) and Section 7(b) may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 6 hereof, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Founder's education, skills and abilities, Founder agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

            (b) Outside Business Activities. Notwithstanding any provision contained herein to the contrary, during the Term, Founder will not pursue or be engaged in, directly or indirectly, any business activity (whether or not such activity is a Competing Activity) other than the performance of his duties hereunder, without the prior written consent of the Board which will not be unreasonably withheld; provided, however that in the event the Company fails to reply to any request of Founder under this Section 7(b) within thirty (30) days of the date thereof, the Company shall be deemed to have granted its consent to such request by Founder.

            (c) Proprietary Information. Founder acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company. Founder covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise


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required by law. Founder acknowledges and understands that the term "proprietary information" includes, but is not limited to: (i) the software products, programs, applications, and processes utilized by the Company (other than pre-packaged "off the shelf" products); (ii) the name and/or address of any customer or affiliate of the Company or any information concerning the transactions or relations of any customer, vendor or affiliates of the Company with the Company or any of its partners, principals, stockholders, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers, vendors or competitors, or under development by or being tested by the Company but not at the time offered by the Company generally to customers or vendors;
(iv) any information relating to the Company's computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company; (vi) any business plans, budgets, advertising or marketing plans; (vii) any information contained in any of the Company's written or oral policies and procedures or manuals; (viii) any information belonging to customers, vendors or affiliates of the Company or any other person or entity which the Company has agreed to hold in confidence; (ix) any inventions, innovations or improvements covered by this Agreement; and (x) all written, graphic and other material relating to any of the foregoing. Founder acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to the public or information that is or become available to Founder on a non-confidential basis from a source other than the Company or the Company's directors, officers, employees, partners, principals or agents (other than as a result of a breach of any obligation of confidentiality).

            (d) Confidentiality and Surrender of Records. Founder shall not during the Term or at any time thereafter (irrespective of the circumstances under which Founder's employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company, nor shall Founder retain, and will deliver promptly to the Company, any of the same following termination of his employment hereunder for any reason or upon request by the Company. For the purposes hereof, "confidential records" means all correspondence, memorandum, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Founder's possession or under his control or accessible to him which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.


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            (e) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Founder, either alone or jointly with others, in the course of and since the beginning of his employment by the Company, relating to the business of the Company, including without limitation, the provision of local, long distance or international access telephony or data services belong to the Company. Founder will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries. The Company acknowledges that the Founder may currently have and may hereafter develop inventions or innovations not relating to the business of the Company which do not belong to the Company; provided, that Founder shall have the burden of proof to establish that any such inventions or innovations do not relate to the business of the Company.

            (f) No Other Obligations. Founder represents that he is not precluded or limited in his ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Founder covenants that he shall not employ the trade secrets or proprietary information of any other person in connection with his employment by the Company.

            (g) Confidentiality. Founder agrees to keep confidential the terms of this Agreement. This provision does not prohibit Founder from providing this information to his attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law. The Company shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business or as required by law.

            (h) Enforcement. Founder acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 7 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Founder agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 7. The Company agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining the Company from making any defamatory statements, whether orally or in writing, relating to alleged violations or threatened violations by Founder of any undertaking contained in this Section 7. Founder and the Company each waive posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 7 are


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cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

            (i) Notwithstanding anything in this Section 7 to the contrary, each reference herein to the Company shall also include each subsidiary of the Company unless the context expressly requires otherwise.

      8. Key Man Insurance. Founder recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Founder, the proceeds of which would be payable to the Company or such affiliate. Founder hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company's expense), execute such documents and otherwise take any and all actions reasonably necessary or desirable in order from the Company or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.

      9. Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received, or, if mailed, three days after mailing by registered or certified mail, return receipt requested and postage prepaid, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

            To the Company:

                  Arbinet Holdings, Inc.
                  266 East 54th Street
                  New York, New York 10022
                  Attention: Chief Executive Officer

            With a copy to:

                  Neil A. Torpey, Esq.
                  Paul, Hastings, Janofsky & Walker LLP
                  399 Park Avenue
                  New York, New York  10022

            To Founder:

                  Alex Mashinsky
                  495 West End Avenue
                  New York, New York 10024


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            With a copy to:

                  Roberts & Holland LLP
                  Attention: David E. Kahen, Esq.
                  825 Eighth Avenue, 37th Floor
                  New York, New York 10019-7416

      10. Assignability: Binding Effect. This Agreement is a personal services contract calling for the provision of unique services by Founder, and Founder's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. In the event of any attempted assignment or transfer of rights hereunder by Founder contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company.

      11. Complete Understanding: Amendment: Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Founder and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provisions hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Wavier by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Founder in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Founder of any such right or remedy shall preclude other or further exercise thereof.

      12. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and or shall delete specific


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words and phrases, and such modified provisions shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceedings, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. To the extent that a court of competent jurisdiction determines that Founder breached any undertaking in Section 7, the company's obligation to make payments hereunder shall immediately cease, provided that the Company shall be liable for such payments in the event that the determination of such court is overturned or reversed by any higher court.

      13. Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Founder's employment hereunder, or of this Agreement, shall so survive such termination.

      14. Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State. Any action to enforce this Agreement must be brought in a court situated in New York and the parties hereby consent to the jurisdiction of courts situated in New York. Whichever party prevails in any action relating to this Agreement, the employment of Founder by the Company, or any other matter arising out of or relating to the relationship between Founder and the Company shall be entitled to recover reasonable attorneys' fees and costs incurred in bringing or defending the proceeding.

      15. Expenses. The Company shall pay all costs and expenses incurred in connection with the execution and delivery of this Agreement, including fees for counsel to the Founder, in an aggregate amount not to exceed $10,000.

      16. Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof


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

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.


                              ARBINET HOLDINGS, INC.


                              By:  /s/ Neil A. Torpey
                                 -------------------------
                                 Name: Neil A. Torpey
                                 Title: Secretary


                                 /s/ Alex Mashinsky
                                 -------------------------
                                 Alex Mashinsky


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